                                                            EXHIBIT 11



                         CAPSTEAD MORTGAGE CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE

                                                                      EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE

                         CAPSTEAD MORTGAGE CORPORATION



                                              1993           1992           1991
                                         ------------    -----------    -----------
Primary:
  Average number of common shares
   outstanding                             15,053,000     14,333,000      8,964,000
  Incremental shares calculated
   using the Treasury Stock method             93,000         61,000              -
                                         ------------    -----------    -----------

                                           15,146,000     14,394,000      8,964,000
                                         ============    ===========    ===========

  Net income                             $ 94,256,000    $53,191,000    $33,717,000
  Less cash dividends
   paid on convertible preferred
   stock:
    Series A ($1.60 paid per share)        (1,274,000)    (1,823,000)    (7,499,000)
    Series B ($0.10 paid per share)       (37,318,000)    (2,884,000)             -
                                         ------------    -----------    -----------

Net income available to common
 stockholders                            $ 55,664,000    $48,484,000    $26,218,000
                                         ============    ===========    ===========


Primary net income per share*                   $3.68          $3.37          $2.92

Fully diluted:
  Average number of common shares
   outstanding                             15,053,000     14,333,000      8,964,000
  Assumed conversion of convertible
   preferred stock:
    Series A                                  741,000      1,157,000      4,670,000
    Series B                                       **             **              -
  Incremental shares calculated
   using the Treasury Stock method            136,000        101,000         49,000
                                         ------------    -----------    -----------

                                           15,930,000     15,591,000     13,683,000
                                         ============    ===========    ===========

  Net income                             $ 94,256,000    $53,191,000    $33,717,000
  Less cash dividends paid on
    Series B Preferred Stock              (37,318,000)    (2,884,000)             -
                                         ------------    -----------    -----------

Net income                               $ 56,938,000    $50,307,000    $33,717,000
                                         ============    ===========    ===========

Fully diluted net income per share       $       3.57    $      3.23    $      2.46

* During the years ended December 31, 1992 and 1991, 1,382,551 and 3,140,304 shares of the Series A Preferred Stock had been converted into 1,244,261 and 2,826,256 shares of common stock, respectively. If these conversions had occurred at the beginning of the respective years, primary net income per share would have been $3.32 and $2.60 per share for the year ended December 31, 1992 and 1991, respectively.

** The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.